Exhibit 99.1

May 13, 2008	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com
Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FIRST QUARTER 2008 RESULTS

•	Operating Revenues increase 8.2 percent to $506.8 million

•	Impairment Charge of $750.0 million

•	Net Loss of $732.5 million

•	Net Income Excluding Impairment Charge (a non-GAAP financial measure) of approximately $6.0 million

VOORHEES, N.J., May 13, 2008 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the quarter ending March 31, 2008.

For the quarter, which includes a nonrecurring, noncash impairment charge, the company reported a net loss of $732.5 million, or $4.58 per share. Net Income excluding impairment charge (a non-GAAP financial measure) rose to approximately $6.0 million, or $0.04 basic and diluted earnings per common share excluding impairment charge (non-GAAP financial measures), compared with earnings of $2.7 million, or $0.02 per share, in the first quarter of 2007. Operating revenues increased 8.2 percent to $506.8 million, compared to $468.5 million in the prior year period. The rise in operating revenues was due primarily to rate increases.

“As a public company, American Water recognizes the importance of meeting our shareholders’ expectations,” stated Don Correll, president and CEO of American Water. “Our growth in net income, excluding the impairment charge, is a result of our commitment to balancing our shareholders’ needs with our customers’ expectations. We are focused on taking advantage of our national presence and geographic diversity, while enhancing our local relationships and investing in the communities we serve.”

The increase in the Regulated Businesses’ revenues for the three months ended March 31, 2008, compared to the three months ended March 31, 2007, was primarily due to rate increases of approximately $33.0 million obtained mainly through general rate cases in New Jersey, Pennsylvania, Missouri and Indiana. This increase was offset by a $4.7 million decrease in revenues related to unusually wet weather, mainly in states in the western region of the United States. Total volume of water sold decreased 2.9 percent for the three months ended March 31, 2008, to 87.0 billion gallons, from 89.6 billion gallons for the same period in 2007.

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In the first three months of 2008, state regulators authorized the company to increase annual revenues from general rate cases by $26.0 million, assuming constant sales volumes. In the same period, the company filed rate applications in the states of New Jersey, California, Virginia, Tennessee and Missouri, requesting approximately $231.1 million in increased annualized revenues, assuming constant sales volumes. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. As of March 31, 2008, the company was awaiting final orders for one general rate case that was filed in 2006, requesting $7.0 million in total additional annual revenues, and five general cases that were filed in 2007, requesting $58.2 million in total additional annual revenues.

“As American Water continues to make the needed capital investment, we remain focused on filing appropriate rate cases and receiving appropriate returns,” said Ellen Wolf, senior vice president and chief financial officer. “This will ensure that American Water will continue to have the means to provide reliable water service.”

The company’s Non-regulated Businesses’ revenues increased by $7.9 million for the three months ended March 31, 2008, compared to the same period in 2007. The net increase was primarily attributable to higher revenues in the Contract Operations Group and the Homeowner Services Group, partially offset by decreased revenues in its Applied Water Management Group due to the weakness in the United States housing market.

Operating expenses for the three months ended March 31, 2008, increased to $1.2 billion, compared to $395.2 million in the prior year period. Operating expenses excluding impairment charge (a non-GAAP financial measure) for the three months ended March 31, 2008, increased $31.9 million over the prior year. The increase resulted primarily from increased expenses in the Regulated Businesses, mainly driven by an increase in the number of employees, as well as higher wage and benefit expenses. Non-regulated Businesses’ increased expenses correspond with their increased revenues.

Net cash provided by operating activities increased $31.2 million or 57.6 percent to $85.4 million, from $54.2 million for the three months ended March 31, 2008 and 2007, respectively.

Construction expenditures increased $22.3 million to $188.4 million from $166.1 million for the three months ended March 31, 2008 and 2007, respectively, as a result of continued prudent investment in regulated utility plant projects.

First Quarter 2008 Impairment Charge

As a result of the company’s initial public offering (IPO) and subsequent trading in the stock price, the company recorded an event-driven impairment charge to goodwill related to its Regulated Businesses in the amount of $750.0 million. The impairment charge was due to the market price of the company’s common stock (both as of the IPO date as well as the market price during subsequent trading) being less than what was anticipated at the completion of the 2007 annual test. On May 13, 2008, RWE transferred $245.0 million to the company to ensure that the regulatory requirements were met.

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Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding results of operations as determined by accounting principles generally accepted in the United States ("GAAP"), the company has disclosed in this press release certain non-GAAP information that it believes provides useful information to investors. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures can be found at the end of this release.

The company discloses “Net income excluding impairment charges”, “Basic adjusted income per common share”, “Diluted net income per common share” and “Operating expenses excluding impairment charge” for March 31, 2008, all of which are considered “non-GAAP financial measures” under Securities and Exchange Commission rules. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements. Management does not intend the presentation of non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

For all periods presented, the company reconciles net income on a GAAP basis to net income excluding impairment charge. Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance and results from period to period on a comparable basis not otherwise apparent on a GAAP basis, since a nonrecurring, noncash impairment charge was recognized as of March 31, 2008, which does not affect the company’s operations and does not meet the GAAP definition of an unusual nonrecurring item. Furthermore, in preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of these charges. Finally, management believes that this presentation is useful in facilitating comparisons between the company and other companies in its industry.

First Quarter 2008 Earnings Conference Call

The first quarter 2008 earnings conference call will take place on Wednesday, May 14, 2008, at 9:00 a.m. Eastern Daylight Time. In consideration of the quiet period surrounding the company’s IPO, there will be no question and answer session on the call.

Interested parties may listen over the Internet by logging on to the Investor Relations page of the company's Web site at www.amwater.com.

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Following the earnings conference call, an audio archive of the call will be available through May 21, 2008, by dialing 706-645-9291. The pass code for replay participants is 45914918. The online archive of the webcast will be available through June 13, 2008, by accessing the Investor Relations page of the company's Web site located at www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs nearly 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15.6 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of American Water’s SEC filings, including, but not limited to, the company’s Form 424(b)(4) prospectuses filed April 24, 2008. We undertake no obligation to publicly update or revise any forward-looking statement.

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All information in this release is as of May 13, 2008. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations. (unaudited)

(In thousands except per share data)

	Three Months Ended March 31,
	2008	2007
Operating revenues	$506,815	$468,544

Operating expenses
Operation and maintenance	311,261	282,613
Depreciation and amortization	63,916	64,627
General taxes	52,066	47,880
Loss (gain) on sales of assets	(70)	106
Impairment charges	750,000	—

Total operating expenses, net	1,177,173	395,226

Operating (loss) income	(670,358)	73,318

Other income (deductions)
Interest, net	(69,968)	(72,207)
Allowance for other funds used during construction	2,541	1,658
Allowance for borrowed funds used during construction	1,368	1,093
Amortization of debt expense	(1,318)	(1,219)
Preferred dividends of subsidiaries	(56)	(56)
Other, net	1,205	1,572

Total other income (deductions)	(66,228)	(69,159)

(Loss) income from continuing operations before income taxes	(736,586)	4,159
Provision for income taxes	(4,102)	1,730

(Loss) income from continuing operations	(732,484)	2,429
Income from discontinued operations, net of tax	—	256

Net (loss) income	$(732,484)	$2,685

Basic earnings per common share:
(Loss) income from continuing operations	$(4.58)	$0.02

Income from discontinued operations, net of tax	$—	$0.00

Net (loss) income	$(4.58)	$0.02

Diluted earnings per common share:
(Loss) income from continuing operations	$(4.58)	$0.02

Income from discontinued operations, net of tax	$—	$0.00

Net (loss) income	$(4.58)	$0.02

Average common shares outstanding during the period:
Basic	160,000	160,000

Diluted	160,000	160,000

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information

(In thousands)

	(Unaudited) March 31, 2008	December 31, 2007
Current assets	$414,874	$430,354
Total property, plant and equipment	9,416,055	9,317,961
Total regulatory and other long term assets	2,437,075	3,185,757

Total Assets	$12,268,004	$12,934,072

Current liabilities	$871,474	$774,489
Long-term debt	4,666,611	4,699,133
Regulatory and other long-term liabilities	2,082,165	2,095,449
Contributions in aid of construction	833,763	818,387
Preferred stock without mandatory redemption requirements	4,568	4,568
Common stockholder’s equity	3,809,423	4,542,046

Total Capitalization and Liabilities	$12,268,004	$12,934,072

Reconciliation of Non-GAAP Operating Expenses Excluding Impairment Charge (Unaudited) (In thousands)
	Three Months Ended March 31,
	2008	2007
Total operating expenses, net	$1,177,173	$395,226
Less: Impairment charge	750,000	—

Total operating expenses excluding impairment charge	$427,173	$395,226

Reconciliation of Non-GAAP Net (loss) Income Excluding Impairment Charge (Unaudited) (In thousands)
	Three Months Ended March 31,
	2008	2007
Net (loss) Income	$(732,484)	$2,685
Add: Impairment charge	750,000	—

Net Income excluding impairment charge before associated tax benefit	17,516	2,685
Less: Income tax benefit relating to impairment charge	11,525	—

Net income excluding impairment charge	$5,991	$2,685

Basic earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.04	$0.02

Diluted earnings per common share excluding impairment charge:
Net income excluding impairment charge	$0.04	$0.02

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